Exhibit 10.5

CA, INC.
RESTRICTED STOCK UNIT AGREEMENT

[Participant Name]    (“Participant”)
________________________________________________
Name of Participant

Total Number of Restricted Stock Units Granted	[Number of Restricted Stock Units Granted]
Grant Date	[Grant Date]
THIS AGREEMENT, including, without limitation, Appendix A (this “Agreement”) dated as of the date set forth above and entered into by and between CA, Inc., a Delaware corporation (the “Company”) and the above-referenced Participant, provides for the grant of the number of Restricted Stock Units under the CA, Inc. 2011 Incentive Plan (the “Plan”) as set forth above. This Agreement incorporates by reference the terms of the Plan, and is subject to the terms of the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control. Except as otherwise provided in this Agreement, capitalized terms in this Agreement will have the meanings specified in the Plan. A copy of the Plan or related Prospectus may be obtained at no cost by contacting the HR Service Center at 1−866−514−4772 or opening an issue via the web at http://caportal.ca.com (via Employee Self-Service – ESS).  If you are located outside of North America, please contact your local Human Resources Representative.

1.
Grant of Restricted Stock Unit. The Company hereby grants to the Participant the number of shares of Restricted Stock Units (the “Restricted Stock Units”) set forth above on the grant date set forth above (the “Grant Date”), subject to the terms outlined below.

2.
Vesting of Restricted Stock Unit. This Restricted Stock Unit award will vest with respect to 34% of the underlying shares on the first anniversary of the Grant Date and with respect to an additional 33% of the underlying shares on each of the second and third anniversaries of the Grant Date. No shares of Common Stock shall be issued to the Participant prior to the date on which the Restricted Stock Units vest, and shall be forfeited by the Participant upon the Participant’s Termination of Employment, as defined in the Plan, prior to vesting for any reason other than death or Termination of Employment due to Disability, as defined in the Plan.

3.
Timing of Grant Acceptance. Participant must electronically accept his/her grant of Restricted Stock Unit award within 90 days from the Grant Date (the “Grant Acceptance Date”) or he/she will forfeit this Restricted Stock Unit award. A Participant who forfeits his/her restricted stock unit award for failure to accept the award by the Grant Acceptance Date has no rights under this Restricted Stock Unit award and may not be eligible for future Restricted Stock Unit awards or other equity awards granted by the Company.

4.
Tax and Withholding. As a condition to the delivery of any shares pursuant to the vesting of the Restricted Stock Units, the Participant is required to pay tax withholding obligations that arise in connection with the vesting of the Restricted Stock Units. The Company shall satisfy the tax withholding obligations arising in connection with release of Shares of Restricted Stock Units held by Participant (where withholding is required at the time of release of Shares of Restricted Stock Units or as may be determined by the Company from time to time) by withholding shares of Common

Stock that would otherwise be available for delivery upon the vesting of this award having a Fair Market Value on the date of the release equal to the minimum statutory withholding obligation or such other withholding obligation required by applicable law or require a Participant satisfy its withholding obligation in some other form as determined Company from time to time and in accordance with applicable.

5.
Forfeiture and Recovery of Restricted Shares. Notwithstanding any other provision of this Agreement or the Plan to the contrary, the Restricted Stock Units may be forfeited without consideration if the Participant, as determined by the Committee in its sole discretion, engages in any Prohibited Activities (as defined in Appendix A). If the Participant engages in any Prohibited Activities, the Participant shall, at the sole discretion of the Committee, return any shares of Common Stock or forfeit any gain realized in respect of Restricted Stock Units that vested within 12 months prior to the Participant’s Termination of Employment (the “Affected Restricted Stock Units”). The gain pursuant to this Section 5 shall be deemed to be an amount equal to the Fair Market Value, on the applicable vesting date, of the shares of Common Stock deemed delivered to the Participant in respect of the Affected Restricted Stock Units (including any dividends and distributions thereon and any shares withheld to cover any portion of the tax withholding obligations). It will be at the Company’s discretion as to whether shares of Common Stock or cash equal to the gain realized in respect of the Affected Restricted Stock Units shall be returned to the Company and such return or reimbursement shall be made by the Participant immediately after demand by the Company, but not later than ten days following such demand. The amount of the gain calculated pursuant to this Section 5 shall not take into account any taxes paid by or withheld from the Participant in respect of the Affected Restricted Stock Units.

The foregoing provision will be applied in compliance with applicable laws, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the Participant will be subject to such forfeiture and recovery and reimbursement policies that the Company or any of its Related Companies may establish for any reason from time to time.

6.	Changes In Stock. The Restricted Stock Units are subject to the adjustment provisions set forth in Sections 4.11, 5.3 and 5.4 of the Plan.

7.	No Guarantee of Employment or Service. This award will not obligate the Company or any Related Company to retain the Participant in its employ or service for any period.

8.
Governing Law; Severability; Choice of Law. This Agreement will be governed by the internal substantive laws, and not the choice of law rules, of the State of New York and construed accordingly, to the extent not superseded by applicable federal law. If any provision of the Agreement is held unlawful or otherwise invalid or unenforceable, in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other provision of this Agreement or part thereof, each of which will remain in full force and effect. Any action related to this Agreement shall be brought exclusively in the federal or state courts of the State of New York, County of Suffolk. The Participant will accept service of process as provided under New York law or by registered mail, return receipt requested, and waive any objection based upon forum non conveniens or as to personal jurisdiction over the Participant in federal or state courts of the State of New York, County of Suffolk. The choice of forum set forth in this Section 8 shall not be deemed to preclude the enforcement of any judgment obtained in such forum in any other jurisdiction.

9.	Acceptance and Acknowledgment. By accepting this Agreement, the Participant:

(a)	accepts and acknowledges he or she must electronically accept this Restricted Stock Unit award as specified in Section 3 of this Agreement or this award will be forfeited;

(b)
upon electronic acceptance of this Restricted Stock Unit award, accepts and acknowledges receipt of the Restricted Stock Units which have been issued to the Participant under the terms and conditions of the Plan;

(c)
acknowledges and confirms the Participant’s acceptance and agreement to the collection, use and transfer, in electronic or other form, of personal information about the Participant, including, without limitation, the Participant’s name, home address, and telephone number, date of birth, social security number or other identification number, and details of all the Participant’s shares held and transactions related thereto, by the Company and its Related Companies and agents for the purpose of implementing, administrating and managing the Participant’s participation in the Plan, and further understands and agrees that the Participant’s personal information may be transferred to third parties assisting in the implementation, administration and management of the Plan, that any recipient may be located in the Participant’s country or elsewhere, and that such recipient’s country may have different data privacy laws and protections than the Participant’s country;

(d)	acknowledges and confirms the Participant’s consent to receive electronically this Agreement, the Plan and the related Prospectus and any other Plan documents that the Company is required to deliver;

(e)	acknowledges that a copy of the Plan and the related Prospectus is posted on the Company’s website and that the Participant has access to such documents;

(f)
agrees to be bound by the terms and conditions of this Agreement and the Plan (including, but not limited to, Section 7.5 of the Plan, Section 5 of this Agreement, Appendix A, to this Agreement), as may be amended from time to time;

(g)
understands that neither the Plan nor this Agreement gives the Participant any right to employment or service with the Company or any Related Company and that the Restricted Stock Units are not part of the Participant’s normal or expected compensation; and

(h)
understands and acknowledges that the grant of the Restricted Stock Units is expressly conditioned on the Participant’s adherence to the terms of the applicable policies and procedures of the Company and its Related Companies.

10.
Entire Agreement. This Agreement and the Plan and, to the extent applicable to the Participant, any written employment agreement between the Participant and the Company, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between the parties with respect to the subject matter hereof.

11.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Restricted Stock Units and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

12.	Nature of Grant. In accepting the grant of Restricted Stock Units, the Participant acknowledges that:

(a)
the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b)
the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past;

(c)	all decisions with respect to future Restricted Stock Units, if any, will be at the sole discretion of the Company;

(d)
the Participant’s participation in the Plan will not create a right to further employment with the Participant’s employer (the “Employer”) and shall not interfere with the ability of the Employer to terminate the Participant’s employment relationship;

(e)	the Participant is voluntarily participating in the Plan;

(f)
the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Participant’s employment contract, if any;

(g)
the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(h)
in the event that the Participant is not an employee of the Company, the grant of Restricted Stock Units will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant of Restricted Stock Units will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of the Company;

(i)	the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(j)	if the Participant vests in the Restricted Stock Units and obtains shares of Common Stock, the value of those shares may increase or decrease in value;

(k)
in consideration of the grant of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from termination of the Restricted Stock Units or diminution in value of the Restricted Stock Units or shares acquired through vesting of the Restricted Stock Units resulting from termination of the Participant’s employment by the Company or the Employer, and the Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant will be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

(l)
in the event of termination of the Participant’s employment, Participant’s right to receive the Restricted Stock Units and vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed.

By: _________________________________________________
Michael P. Gregoire
CEO

Appendix A

1.
Prohibited Activities. The Participant recognizes that the Company is engaged in a highly competitive business and that its customer, employee, licensee, supplier and financial relationships are of a highly sensitive nature. As a reasonable means to protect the Company’s Confidential Information (as defined in the subclause (a) below), investment, relationships, and goodwill, and in consideration for this Restricted Stock Unit grant, the Participant agrees that, to the extent permitted by applicable law, the Participant will not, either during his or her employment or for a period of 12 months following the termination of his or her employment (or such longer period specified below) for any reason engage in any of the following “Prohibited Activities”:

(a)
Engage in any business activity in a Restricted Area that competes with the business activities of the Company and its corporate affiliates about which Participant either had (i) a job responsibility to promote, or (ii) access to Confidential Information. “Restricted Area” for purposes of this Agreement, means a geographic area that the Participant served or covered on behalf of the Company at any time within the 18 months preceding the end of his or her employment with the Company. “Confidential Information,” for the purposes of this Agreement, means information, including information that is conceived or developed by the Participant that is not generally known to the public and that is used by the Company in connection with its business. By way of example, the term “Confidential Information” would include: trade secrets; processes; formulas; research data; program documentation; algorithms; source codes; object codes; know-how; improvements; inventions; techniques; training materials and methods; product information; corporate strategy; sales forecast and pipeline information; research and development; plans or strategies for marketing and pricing; and information concerning existing or potential customers, partners, or vendors. The Participant understands that this list is not all-inclusive and merely serves as examples of the types of information that falls within the definition of Confidential Information.

(b)
Solicit, call on, service or induce others to solicit, call on or service any “Customer” for the purpose of inducing it to license or lease a product or provide it with services that compete with a product or service offered by the Company. A “Customer,” for purposes of this Agreement, means any person or business entity that licensed or leased a Company product or obtained Company services within the 18 months preceding the end of the Participant’s employment with the Company and that the Participant had solicited, called on, or served on the Company’s behalf anytime within that 18-month time period.

(c)
Solicit, call on, or induce others to solicit or call on, any “Prospective Customer” for the purpose of inducing it to license or lease a product or provide it with services which compete with a product or service offered by the Company. A “Prospective Customer,” for purposes of this Agreement, is any person or business entity that the Participant solicited or called on (whether directly or through another Company agent at the Participant’s direction) on behalf of the Company anytime within the 12 months preceding the end of the Participant’s employment with the Company.

(d)
Directly or indirectly through others, hire any employee or contractor of the Company, or solicit or induce, or attempt to solicit or induce, any Company employee or contractor to leave the Company for any reason.

(e)
For any period following the termination of the Participant’s employment, violate a non-competition, non-solicitation or non-disclosure covenant or agreement between the Participant and the Company or any Related Company (including, without limitation, the Employment and Confidentiality Agreement signed at or around the time of the Participant’s hire).

Different restrictions apply if, at or prior to termination, the Participant was or had been a programmer, software engineer, analyst, support technician, quality assurance technician, technical documentation writer and/or a manager in a research and development capacity. If so, then the Participant’s obligations under this Paragraph 1 shall be satisfied if the Participant does not, for one year following Termination of Employment for any reason, work on any program or product which may be competitive with any program or product of the Company with which the Participant was involved in a research and development or support capacity anytime within the 18 months preceding the end of the Participant’s employment with the Company.

2.
Tolling of Covenants in the Event of Breach. In the event the Participant engages in any of the Prohibited Activities, the time period of the violated covenant(s) shall be tolled throughout the duration of any violation and shall continue until the Participant has complied with such covenant(s) for a period of 12 consecutive full months.

3.
Injunction. The Participant acknowledges that, by virtue of the Participant’s employment with the Company, the Participant will have access to Confidential Information of the Company, the disclosure of which will irreparably harm the Company. The Participant further acknowledges that the Company will suffer irreparable harm if the Participant breaches any of the Participant’s obligations under this Agreement. Therefore, the Participant agrees that the Company will be entitled, in addition to its other rights, to enforce the Participant’s obligations through an injunction or decree of specific performance from a court having proper jurisdiction. Any claims the Participant may assert against the Company shall not constitute a defense in any injunction action brought by the Company to force the Participant to keep the promises the Participant made in this Agreement.

4.
Authorization to Modify Restrictions. The Participant agrees that the restrictions contained in this Agreement are reasonable. However, if any court having proper jurisdiction holds a particular restriction to be unreasonable, that restriction shall be modified only to the extent necessary in the court’s opinion to make it reasonable and the remaining provisions of this Agreement including without limitation Appendix A shall nonetheless remain in full force and effect. The other provisions of this Agreement are likewise severable.

5.	General.

(a)
The Participant understands and agrees that, if the Company is successful in a suit or proceeding to enforce any of the terms of this Agreement, the Participant will pay the Company’s costs of bringing such suit or proceeding, including its reasonable attorney’s fees and litigation expenses (including expert witness and deposition expenses).

(b)	This Agreement shall inure to the benefit of and may be enforced by the Company, its successors and assigns. This Agreement is personal to the Participant and the Participant may not assign it.

(c)	The Company’s rights under this Agreement shall be in addition to any rights it may have under any other Agreement with Participant.

(d)
Any failure to enforce the terms of this Agreement with any other employee of the Company shall not be deemed a waiver by the Company to enforce its rights under this Agreement. Further, any waiver by the Company of any breach by the Participant of any provision of this Agreement, shall not operate or be construed as a waiver of any subsequent breach hereof.